EXHIBIT 99.1

Marlin Business Services Corp. Promotes Ed Siciliano to COO

MOUNT LAUREL, N.J., July 06, 2016 (GLOBE NEWSWIRE) -- Marlin Business Services Corp. (NASDAQ:MRLN) today announced that Edward J. Siciliano has been promoted to Chief Operating Officer, effective immediately.

Mr. Siciliano has been Marlin’s Chief Sales Officer since 2007 and served as Interim Chief Executive Officer from October 2015 until June 2016.

“Ed’s strong leadership was invaluable during the recent management transition period at Marlin,” said Jeffrey A. Hilzinger, Marlin's CEO.  “With this promotion, Ed will become responsible for and have control over Marlin’s entire customer experience and will build on our positive momentum toward achieving Marlin’s strategic goals and initiatives.”

“I'm very excited about this new role,” said Siciliano. “I share Jeff’s confidence and hope to help lead Marlin into the next phase of our growth.”

About Marlin

Marlin Business Services Corp. is a nationwide provider of commercial lending solutions for small and mid-size businesses. Through its wholly-owned operating subsidiary, Marlin Business Bank, Marlin provides innovative commercial financing programs. Our equipment financing and loan products are offered directly to businesses, and through third party vendor programs, which includes manufacturers, distributors, independent dealers and brokers. Since its inception in 1997, Marlin has extended credit to over a quarter of a million business customers. Our mission is to offer convenient financing products while providing the highest level of personalized customer service. Marlin is publicly traded (Nasdaq:MRLN). For more information about Marlin, visit www.marlincorp.com or call toll free at (888) 479-9111.